EXHIBIT 10.1
------------


                             $175,000,000

                           Credit Agreement

                              Dated as of

                          September 21, 1998

                                 Among

                    LASALLE PARTNERS INCORPORATED,

                     The Guarantors Party Hereto,

                       The Lenders Party Hereto,

                 FIRST CHICAGO CAPITAL MARKETS, INC.,

                              as Arranger

                                  and

                  THE FIRST NATIONAL BANK OF CHICAGO,

                        as Administrative Agent




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                           Table of Contents

         (This Table of Contents is not part of the Agreement)



                                                                 Page

Article I        The Credit . . . . . . . . . . . . . . . . . .     1

  Section 1.1.   The Loans. . . . . . . . . . . . . . . . . . .     1
  Section 1.2.   Required Payments. . . . . . . . . . . . . . .     1
  Section 1.3.   Ratable Loans. . . . . . . . . . . . . . . . .     1
  Section 1.4.   Types of Advances. . . . . . . . . . . . . . .     1
  Section 1.5.   Minimum Amount of Each Advance . . . . . . . .     1
  Section 1.6.   Optional Principal Payments. . . . . . . . . .     2
  Section 1.7.   Conversion and Continuation of
                 Outstanding Advances . . . . . . . . . . . . .     2
  Section 1.8.   Changes in Interest Rate, etc. . . . . . . . .     2
  Section 1.9.   Rates Applicable After Default . . . . . . . .     3
  Section 1.10.  Method of Payment. . . . . . . . . . . . . . .     3
  Section 1.11.  Noteless Agreement; Evidence of Indebtedness .     3
  Section 1.12.  Telephonic Notices . . . . . . . . . . . . . .     4
  Section 1.13.  Interest Payment Dates . . . . . . . . . . . .     4
  Section 1.14.  Notification of Advances, Interest Rates,
                 Prepayments and Commitment Reductions. . . . .     5
  Section 1.15.  Lending Installations. . . . . . . . . . . . .     5
  Section 1.16.  Non-Receipt of Funds by the Administrative Agent   5
  Section 1.17.  Extension of Maturity Date . . . . . . . . . .     5
  Section 1.18.  Replacement of Lender. . . . . . . . . . . . .     6


Article II       Yield Protection; Taxes. . . . . . . . . . . .     6

  Section 2.1.   Yield Protection . . . . . . . . . . . . . . .     6
  Section 2.2.   Changes in Capital Adequacy Regulations. . . .     7
  Section 2.3.   Availability of Types of Advances. . . . . . .     8
  Section 2.4.   Funding Indemnification. . . . . . . . . . . .     8
  Section 2.5.   Taxes. . . . . . . . . . . . . . . . . . . . .     8
  Section 2.6.   Lender Statements; Survival of Indemnity . . .    10


Article III      Definitions; Interpretation. . . . . . . . . .    11

  Section 3.1.   Definitions. . . . . . . . . . . . . . . . . .    11
  Section 3.2.   Interpretation . . . . . . . . . . . . . . . .    21


Article IV       Representations and Warranties . . . . . . . .    22

  Section 4.1.   Corporate Organization and Authority . . . . .    22
  Section 4.2.   Subsidiaries . . . . . . . . . . . . . . . . .    22
  Section 4.3.   Corporate Authority and Validity of Obligations   22
  Section 4.4.   Financial Statements . . . . . . . . . . . . .    23


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  Section 4.5.   No Litigation; No Labor Controversies. . . . .    23
  Section 4.6.   Taxes. . . . . . . . . . . . . . . . . . . . .    24
  Section 4.7.   Approvals. . . . . . . . . . . . . . . . . . .    24
  Section 4.8.   ERISA. . . . . . . . . . . . . . . . . . . . .    24
  Section 4.9.   Government Regulation. . . . . . . . . . . . .    24
  Section 4.10.  Margin Stock . . . . . . . . . . . . . . . . .    24
  Section 4.11.  Licenses and Authorizations; Compliance
                 with Environmental and Health Laws . . . . . .    24
  Section 4.12.  Ownership of Property; Liens . . . . . . . . .    25
  Section 4.13.  No Burdensome Restrictions; Compliance
                 with Agreements. . . . . . . . . . . . . . . .    25
  Section 4.14.  Accuracy of Information. . . . . . . . . . . .    25
  Section 4.15.  Year 2000. . . . . . . . . . . . . . . . . . .    25


Article V        Conditions Precedent . . . . . . . . . . . . .    26

  Section 5.1.   Effectiveness. . . . . . . . . . . . . . . . .    26
  Section 5.2.   Initial Advance. . . . . . . . . . . . . . . .    27


Article VI       Covenants. . . . . . . . . . . . . . . . . . .    28

  Section 6.1.   Corporate Existence; Subsidiaries. . . . . . .    28
  Section 6.2.   Maintenance. . . . . . . . . . . . . . . . . .    28
  Section 6.3.   Taxes. . . . . . . . . . . . . . . . . . . . .    28
  Section 6.4.   ERISA. . . . . . . . . . . . . . . . . . . . .    28
  Section 6.5.   Insurance. . . . . . . . . . . . . . . . . . .    29
  Section 6.6.   Financial Reports and Other Information. . . .    29
  Section 6.7.   Lender Inspection Rights . . . . . . . . . . .    30
  Section 6.8.   Conduct of Business. . . . . . . . . . . . . .    30
  Section 6.9.   Liens. . . . . . . . . . . . . . . . . . . . .    31
  Section 6.10.  Use of Proceeds; Regulation U. . . . . . . . .    32
  Section 6.11.  Sales and Leasebacks . . . . . . . . . . . . .    32
  Section 6.12.  Mergers, Consolidations and Sales of Assets. .    33
  Section 6.13.  Use of Property and Facilities; Environmental
                 and Health and Safety Laws . . . . . . . . . .    34
  Section 6.14.  Investments, Acquisitions, Loans, Advances
                 and Guaranties . . . . . . . . . . . . . . . .    34
  Section 6.15.  Consolidated Net Worth . . . . . . . . . . . .    36
  Section 6.16.  Funded Debt to EBITDA. . . . . . . . . . . . .    36
  Section 6.17.  Fixed Charge Coverage Ratio. . . . . . . . . .    37
  Section 6.18.  Dividends and Other Shareholder Distributions.    37
  Section 6.19.  Indebtedness . . . . . . . . . . . . . . . . .    37
  Section 6.20.  Transactions with Affiliates . . . . . . . . .    37
  Section 6.21.  Compliance with Laws . . . . . . . . . . . . .    38
  Section 6.22.  Additional Guarantors. . . . . . . . . . . . .    38
  Section 6.23.  Year 2000 Assessment . . . . . . . . . . . . .    39

Article VII      Defaults and Remedies. . . . . . . . . . . . .    40

  Section 7.1.   Defaults . . . . . . . . . . . . . . . . . . .    40


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  Section 7.2.   Non-Bankruptcy Defaults. . . . . . . . . . . .    41
  Section 7.3.   Bankruptcy Defaults. . . . . . . . . . . . . .    42
  Section 7.4.   Notice of Default. . . . . . . . . . . . . . .    42
  Section 7.5.   Expenses . . . . . . . . . . . . . . . . . . .    42

Article VIII     General Provisions . . . . . . . . . . . . . .    42

  Section 8.1.   Amendments . . . . . . . . . . . . . . . . . .    42
  Section 8.2.   Preservation of Rights . . . . . . . . . . . .    43
  Section 8.3.   Survival of Representations. . . . . . . . . .    43
  Section 8.4.   Governmental Regulation. . . . . . . . . . . .    43
  Section 8.5.   Headings . . . . . . . . . . . . . . . . . . .    43
  Section 8.6.   Entire Agreement . . . . . . . . . . . . . . .    43
  Section 8.7.   Several Obligations; Benefits of this Agreement   44
  Section 8.8.   Expenses; Indemnification. . . . . . . . . . .    44
  Section 8.9.   Numbers of Documents . . . . . . . . . . . . .    45
  Section 8.10.  Severability of Provisions . . . . . . . . . .    45
  Section 8.11.  Non-liability of Lenders . . . . . . . . . . .    45
  Section 8.12.  Confidentiality. . . . . . . . . . . . . . . .    45
  Section 8.13.  Non-reliance . . . . . . . . . . . . . . . . .    46
  Section 8.14.  Limitation of Liability. . . . . . . . . . . .    46

Article IX       The Agent. . . . . . . . . . . . . . . . . . .    46

  Section 9.1.   Appointment; Nature of Relationship. . . . . .    46
  Section 9.2.   Powers . . . . . . . . . . . . . . . . . . . .    46
  Section 9.3.   General Immunity . . . . . . . . . . . . . . .    47
  Section 9.4.   No Responsibility for Loans, Recitals, etc . .    47
  Section 9.5.   Action on Instructions of Lenders. . . . . . .    47
  Section 9.6.   Employment of Administrative Agents and Counsel   47
  Section 9.7.   Reliance on Documents; Counsel . . . . . . . .    48
  Section 9.8.   Administrative Agent's Reimbursement
                 and Indemnification. . . . . . . . . . . . . .    48
  Section 9.9.   Notice of Default. . . . . . . . . . . . . . .    48
  Section 9.10.  Rights as a Lender . . . . . . . . . . . . . .    49
  Section 9.11.  Lender Credit Decision . . . . . . . . . . . .    49
  Section 9.12.  Successor Administrative Agent . . . . . . . .    49
  Section 9.13.  Administrative Agent's Fee . . . . . . . . . .    50
  Section 9.14.  Delegation to Affiliates . . . . . . . . . . .    50
  Section 9.15.  Execution of Collateral Documents. . . . . . .    50
  Section 9.16.  Collateral Releases. . . . . . . . . . . . . .    50
  Section 9.17.  Arranger, Documentation Agent,
                 Syndication Agent, etc . . . . . . . . . . . .    50

Article X        The Guarantees . . . . . . . . . . . . . . . .    51

  Section 10.1.  The Guarantees . . . . . . . . . . . . . . . .    51
  Section 10.2.  Guarantee Unconditional. . . . . . . . . . . .    51


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  Section 10.3.  Discharge Only Upon Payment in Full;
                 Reinstatement in Certain Circumstances . . . .    52
  Section 10.4.  Waivers. . . . . . . . . . . . . . . . . . . .    52
  Section 10.5.  Limit on Recovery. . . . . . . . . . . . . . .    53
  Section 10.6.  Stay of Acceleration . . . . . . . . . . . . .    53

Article XI       Setoff; Ratable Payments . . . . . . . . . . .    53

 Section 11.1.   Setoff . . . . . . . . . . . . . . . . . . . .    53
 Section 11.2.   Ratable Payments . . . . . . . . . . . . . . .    53


Article XII      Benefit of Agreement; Assignments;
                 Participations . . . . . . . . . . . . . . . .    54

  Section 12.1.  Successors and Assigns . . . . . . . . . . . .    54
  Section 12.2.  Participations . . . . . . . . . . . . . . . .    54
  Section 12.3.  Assignments. . . . . . . . . . . . . . . . . .    55
  Section 12.4.  Dissemination of Information . . . . . . . . .    56
  Section 12.5.  Tax Treatment. . . . . . . . . . . . . . . . .    56


Article XIII     Notices. . . . . . . . . . . . . . . . . . . .    56

  Section 13.1.  Notices. . . . . . . . . . . . . . . . . . . .    56
  Section 13.2.  Change of Address. . . . . . . . . . . . . . .    57


Article XIV      Counterparts . . . . . . . . . . . . . . . . .    57


Article XV       Choice of Law. . . . . . . . . . . . . . . . .    57

  Section 15.01. Governing Law. . . . . . . . . . . . . . . . .    57
  Section 15.02. Submission to Jurisdiction; Waiver of
                 Jury Trial . . . . . . . . . . . . . . . . . .    57


Signature         . . . . . . . . . . . . . . . . . . . . . . .    58


Exhibits

     A     -     Form of Note
     B     -     Form of Compliance Certificate
     C     -     Form of Legal Opinion of Counsel to the Borrower
                 and Guarantors
     D     -     Form of Subsidiary Guarantee Agreement
     E     -     Form of Assignment and Acceptance
     F     -     Form of Money Transfer Instructions

Schedule 4.2          Guarantors

Schedule 6.9          Existing Liens

Schedule 6.14         Existing Investments



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                           CREDIT AGREEMENT


     This Credit Agreement, dated as of September 21, 1998, is among LaSalle Partners Incorporated, a Maryland corporation (the "Borrower"), the Guarantors (as hereinafter defined) party hereto, the Lenders, Harris Trust and Savings Bank, as Documentation Agent, The Chase Manhattan Bank, as Syndication Agent, and The First National Bank of Chicago, as
Administrative Agent.


                               ARTICLE I

                              THE CREDIT


     Section 1.1. The Loans. (a) Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan to the Borrower in an amount not to exceed at the time of incurrence thereof the amount of its Commitment on or prior to October 15, 1998. Each Loan
(i) shall be denominated in U.S. Dollars, (ii) except as hereinafter provided, shall be made as Floating Rate Advances or Eurodollar Advances and may, at the option of the Borrower, be maintained as and/or converted into Floating Rate Advances or Eurodollar Rate Advances, PROVIDED that all Loans made by all Lenders pursuant to the same Advances shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and (iii) shall not exceed for any Lender at the time of incurrence thereof that aggregate principal amount which equals the Commitment of such Lender at such time. Once repaid, Loans may not be reborrowed.

     (b) The Borrower shall give notice to the Administrative Agent by no later than 12:00 Noon (Chicago time) at least one Business Day before the date on which the Borrower requests the Lenders to advance the initial Loans hereunder. The initial Loans hereunder shall bear interest at the type of rate selected in such notice. Any portion of the Commitments not advanced on such date shall terminate immediately upon the making of such Advance.

     Section 1.2. Required Payments. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date.

     Section 1.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

     Section 1.4.     Types of Advances.  The Advances may be Floating
Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Section 1.7.

     Section 1.5. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $2,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof).

     Section 1.6. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon prior notice to the Administrative Agent no later than 12:00 Noon on the date of prepayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 2.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Administrative Agent. No amount of the Advances prepaid may be reborrowed.

     Section 1.7.     Conversion and Continuation of Outstanding
Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 1.7 or are repaid in accordance with
Section 1.6. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 1.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 1.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 Noon (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

           (i) the requested date, which shall be a Business Day, of such conversion or continuation,

           (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

           (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

     Section 1.8. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 1.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 1.7 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower's selection under Section 1.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Maturity Date.

     Section 1.9. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 1.7, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.1 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be converted into a Eurodollar Advance. During the continuance of a Default under Section 7.1(a) the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of
Section 8.1 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, PROVIDED that, during the continuance of a Default under Section 7.1(f) or 7.1(g), the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

     Section 1.10. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

     Section 1.11. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be PRIMA FACIE evidence of the existence and amounts of the Obligations therein recorded; PROVIDED, HOWEVER, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iv) Any Lender may request that its Loans be evidenced by a promissory note (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.1, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs
(i) and (ii) above.

     Section 1.12. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be an Authorized Representative, it being understood that the foregoing authorization is specifically intended to allow Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

     Section 1.13. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on the Eurodollar Advances and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on the Floating Rate Advances shall be calculated for actual days elapsed on the basis of a year of 365 or 366 days, as applicable. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     Section 1.14.    Notification of Advances, Interest Rates,
Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Conversion/Continuation Notice and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     Section 1.15. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

     Section 1.16. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     Section 1.17. Extension of Maturity Date. The Borrower may extend the Maturity Date by submitting a notice of extension to the Administrative Agent (an "Extension Notice") no more than 60 days and no less than 30 days prior to the Maturity Date. The Extension Notice must specify the new Maturity Date which date shall be no more than six months after the Maturity Date in effect at the time the Extension Notice is received; PROVIDED THAT the

Maturity Date may not be extended beyond September 21, 2000. In no event may the Borrower submit more than two Extension Notices. Promptly upon receipt of an Extension Notice, the Administrative Agent shall notify each Lender of the contents thereof. If (i) no Default or Unmatured Default shall have occurred and be continuing, (ii) all of the representations and warranties contained in Article V shall be true and correct on and as of the existing Maturity Date, and (iii) the Borrower shall have paid to the Administrative Agent (for the ratable account of the Lenders) an extension fee equal to (A) .05% of the principal amount of the Loans outstanding on the existing Maturity Date, with respect to the first extension period and
(B) .10% of the principal amount of the Loans outstanding on the existing Maturity Date, with respect to the second extension period, the Maturity Date specified in the Extension Notice shall become effective on the existing Maturity Date and the Administrative Agent shall promptly notify the Borrower and each Lender of the new Maturity Date.

     Section 1.18. Replacement of Lender. If the Borrower is required pursuant to Section 2.1, 2.2 or 2.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.3 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, PROVIDED that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and PROVIDED FURTHER that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit E and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 2.1, 2.2 and 2.5.


                              ARTICLE II

                        YIELD PROTECTION; TAXES


     Section 2.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

           (i)   subjects any Lender or any applicable Lending
Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

           (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

           (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, by an amount deemed by such Lender to be material, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received; PROVIDED, HOWEVER, that such Lender shall promptly notify the Borrower of an event which might cause it to seek compensation, and the Borrower shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Lender is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to such Lender hereunder, such Lender shall refund such amount or amounts to Borrower without interest.

     Section 2.2.     Changes in Capital Adequacy Regulations.  If a
Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based

Capital Guidelines" means (i) the risk based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Bale Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     Section 2.3.     Availability of Types of Advances.  If (a) any
Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (b) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and, in the case of clause (a) above, require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 2.4.

     Section 2.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss, cost or expense incurred by it resulting therefrom, including, without limitation, any loss, cost or expense in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive in the absence of manifest error.

     Section 2.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

     (iii) The Borrower hereby agrees to indemnify the Administrative
Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 2.5) paid by the Administrative Agent or such Lender. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 2.6.

     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, UNLESS an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 2.5 with respect to Taxes imposed by the United States; PROVIDED that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Borrower or Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Borrower and Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Borrower and Administrative Agent fully for all amounts paid, directly or indirectly, by the Borrower and the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Borrower and Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Borrower and the Administrative Agent, which attorneys may be employees of the Borrower or the Administrative Agent). The obligations of the Lenders under this
Section 2.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

     Section 2.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 2.1, 2.2 and 2.5 or to avoid the unavailability of Eurodollar Advances under Section 2.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 2.1, 2.2, 2.4 or 2.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be conclusive in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 2.1, 2.2, 2.4 and 2.5 shall survive payment of the other Obligations and termination of this Agreement.

                              ARTICLE III

                      DEFINITIONS; INTERPRETATION


     Section 3.1. Definitions. The following terms when used herein have the following meanings:

     "Acquisition" means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or
(ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or at least a majority of the partnership interests of any partnership.

     "Administrative Agent" means The First National Bank of Chicago in its capacity as contractual representative of the Lenders pursuant to
Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

     "Advance" means a borrowing hereunder, (i) made by the Lenders on the date specified in Section 1.1(b), or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

     "Affected Lender" is defined in Section 1.18.

     "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with their correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), PROVIDED that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and each Subsidiary.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

     "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and
(ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Arranger" means First Chicago Capital Markets, Inc., a Delaware corporation, and its successors.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Representatives" means those persons shown on the list provided by the Borrower pursuant to Section 5.1(i) hereof, or on any updated such list provided by the Borrower to the Administrative Agent, or any further or different representative of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

     "Borrower" means LaSalle Partners Incorporated, a Maryland corporation.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capital Lease" means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

     "Capitalized Lease Obligations" means, for any Person, the amount of such Person's liabilities under Capital Leases determined at any date in accordance with GAAP.

     "Change of Control" means at any time:

                 (i) any Person becomes the beneficial owner of securities of the Borrower representing 30% or more of the then outstanding Voting Stock of the Borrower; or

                 (ii) during any period of twenty-four consecutive months beginning after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Borrower (the "Board"), together with any new director (other than a director designated by a person who has entered into an agreement with the Borrower to effect a transaction described in clause (i) of this

     Change of Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

     For purposes of the definition of Change of Control Event, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; PROVIDED, HOWEVER, that Person shall not include (i) the Borrower or any Wholly-Owned Subsidiary, or (ii) any person who, as of the date of this Agreement, was the Beneficial Owner of securities of the Borrower representing 20% or more of the combined voting power.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below, as such amount may be modified from time to time pursuant to the terms hereof.

     "Compass Acquisition" means the transactions contemplated by the Purchase and Sale Agreement, dated August 31, 1998, (the "Compass Purchase Agreement") among LaSalle Partners Incorporated and its Subsidiary named therein, Lend Lease Corporation Limited and the Subsidiaries of Lend Lease Corporation Limited named therein, as amended with the approval of the Required Lenders.

     "Compliance Certificate" means a certificate in the form of Exhibit C hereto.

     "Consolidated Net Income" means, for any period, the net income (or net loss) of the Borrower and its Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP, but excluding any extraordinary profits or losses; PROVIDED THAT there shall be included in such determination for such period all such amounts attributable to any Person acquired pursuant to an Acquisition to the extent such Person is not subsequently sold or otherwise disposed of (other than in a transaction pursuant to which the business of such Person is retained by the Borrower or a Subsidiary of the Borrower) during such period for the portion of such period prior to such Acquisition.

     "Consolidated Net Worth" means, as of the date of any determination thereof, the amount reflected as stockholders' equity upon a consolidated balance sheet of the Borrower and its Restricted Subsidiaries for such date computed on a consolidated basis in accordance with GAAP.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

     "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 1.7.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "Default" means any of the events or circumstances specified in
Section 7.1 hereof.

     "Domestic Subsidiary" shall mean any Subsidiary which is not a Foreign Subsidiary.

     "EBITDA" means, for any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income amount for such period for (i) Interest Expense, (ii) federal, state and local income tax expense, (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets on the books of the Borrower and its Restricted Subsidiaries, and (iv) reasonable transition costs incurred by the Borrower in connection with the Compass Acquisition to the extent such costs do not exceed $10,500,000 during calendar year ended December 31, 1998 and $9,000,000 during calendar year ended December 31, 1999.

     "Environmental and Health Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.

     "ERISA" is defined in Section 4.8 hereof.

     "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 1.9, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Dow Jones Markets (Telerate) Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, PROVIDED that, if Dow Jones Markets (Telerate) Page 3750 is not available for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which First Chicago offers to place deposits in U.S. dollars with firstclass banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

     "Eurodollar Loan" means a Loan which, except as otherwise provided in
Section 1.9, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus 0.875%. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender, its Lending Installation or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.
     "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

     "Extension Date" is defined in Section 1.17.

     "Extension Notice" is defined in Section 1.17.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fixed Charge Coverage Ratio" means as of the last day of any calendar quarter the ratio of EBITDA less capital expenditures (as defined in GAAP) for the four calendar quarters of the Borrower then ended to the sum of (i) Interest Expense for the same four calendar quarters, (ii) the aggregate principal amount of dividends and other distributions on the capital stock of the Borrower for the same four calendar quarters, (iii) 20% of the average daily aggregate principal amount of "Loans" outstanding during the same four calendar quarters under the Multicurrency Credit Agreement and (iv) that portion of long-term Indebtedness (not including the "Loans" under the Multicurrency Credit Agreement but including in any event the Loans hereunder) of the Borrower or any of its Restricted Subsidiaries which is due and payable during the same four calendar quarters and is not repaid with the proceeds of the issuance of capital securities.

     "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 1.9, bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 1.9, bears interest at the Floating Rate.

     "Foreign Subsidiary" shall mean each Subsidiary of the Borrower which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

     "GAAP" means generally accepted accounting principles as in effect on the date hereof, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower's financial statements furnished to the Lenders as described in Section 5.4 hereof.

     "Guarantor" means (i) LaSalle Partners Corporate & Financial Services, Inc., a Maryland corporation, LaSalle Partners Management Services, Inc., a Maryland corporation, LaSalle Advisors Capital Management, Inc., a Maryland corporation, LaSalle Partners International, Inc., a Delaware corporation, LP International, a limited liability company, a Wyoming limited liability company, LaSalle Partners Co-Investment, Inc., a Maryland corporation, LaSalle Hotel Advisors, Inc., a Maryland corporation (ii) any other Domestic Subsidiary which becomes a direct Subsidiary of the Borrower and (iii) any other Subsidiary of the Borrower designated by the Borrower as a Guarantor as required by
Section 6.22 hereof.

     "Guaranty" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other financial obligation (including, without limitation, limited or full recourse obligations in connection with sales of receivables or any other Property) of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation at the time the amount of the Guaranty is being determined or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty at the time the amount of the Guaranty is being determined.

     "Hazardous Material" means any substance or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance classified or regulated as "hazardous" or "toxic" pursuant to any Environmental and Health Law.

     "Indebtedness" means for any Person, (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business on terms customary in the trade,
(iii) obligations of such Person evidenced by notes, acceptances, or other instruments of such Person or pursuant to letters of credit issued for such Person's account, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (v) Capitalized Lease Obligations of such Person and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

     "Interest Expense" means, for any period, the sum of all interest charges of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" is defined in Section 6.14 hereof.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or otherwise selected by such Lender or the Administrative Agent pursuant to
Section 1.15.

     "Lien" means any interest in Property securing an obligation owed to a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. The term "Lien" shall also include survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a "Lien."

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article I (or any conversion or continuation thereof).

     "Loan Documents" means this Agreement, the Notes, each Subsidiary Guarantee Agreement delivered to the Administrative Agent pursuant to
Section 6.1 hereof and any security agreement delivered pursuant to
Section 6.22 hereof.

     "Material Adverse Effect" means a material and adverse effect on the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries, taken as a whole.

     "Maturity Date" means September 21, 1999 or any later date as may be specified in accordance with Section 1.17.

     "Multicurrency Credit Agreement" means the Multicurrency Credit Agreement dated as of November 25, 1997 among LaSalle Partners
Incorporated, the Guarantors party thereto, the Banks party thereto and Harris Trust and Savings Bank, as Agent, as in effect from time to time.

     "Non-U.S. Lender" is defined in Section 2.5(iv).

     "Note" means any promissory note issued at the request of a Lender pursuant to Section 1.11 in the form of Exhibit E.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

     "Other Taxes" is defined in Section 2.5(ii).

     "Participants" is defined in Section 12.2.1.

     "Partnerships" means collectively, LaSalle Partners Limited
Partnership, a Delaware Limited Partnership and LaSalle Partners Management Limited Partnership, a Delaware Limited Partnership, predecessors to the Borrower.

     "Payment Date" means the last day of each March, June, September and December.

     "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

     "Plan" means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "PBGC" is defined in Section 4.8 hereof.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

     "Purchasers" is defined in Section 12.3.1.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Required Lenders" means three or more Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, three or more Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Restricted Subsidiary" means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

     "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     "SEC" means the Securities and Exchange Commission.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Security" has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

     "Subordinated Indebtedness" means any Indebtedness which is subordinated in right of payment to the prior payment of the Loans and other Obligations, in a principal amount and pursuant to documentation, containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms in form and substance satisfactory to the Lenders.

     "Subsidiary" means, as to the Borrower, a corporation, partnership or other entity that, under GAAP, is included in the consolidated financial statements of the Borrower.

     "Subsidiary Guarantee Agreement" means a letter to the Administrative Agent in the form of Exhibit D hereto executed by a Subsidiary whereby it acknowledges it is party hereto as a Guarantor under Article X hereof.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

     "Transferee" is defined in Section 12.4.

     "Total Funded Debt" means all Indebtedness of the Borrower and its Restricted Subsidiaries determined without duplication on a consolidated basis.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

     "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     "Unmatured Default" means an event or condition the occurrence of which would with the passage of time or the giving of notice, or both, constitute a Default.

     "Unrestricted Subsidiary" means any Subsidiary of the Borrower (other than a Guarantor) which (i) is established for the sole purpose of investing in real estate and real estate related assets including notes and other securities and (ii) is designated by the Borrower (with prior written notice to the Administrative Agent) to be an Unrestricted Subsidiary; provided that no Subsidiary may be an Unrestricted Subsidiary for more than 180 days.

     "U.S. Dollars" and "$" each means the lawful currency of the United States of America.

     "Voting Stock" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

     "Welfare Plan" means a "welfare plan", as defined in Section 3(1) of ERISA.

     "Wholly-Owned" when used in connection with any Subsidiary of the Borrower means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors' qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries.

     Section 3.2. Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except (i) where such principles are inconsistent with the specific provisions of this Agreement and (ii) compliance with Sections 6.16 and 6.17 hereof for any period prior to July 22, 1997 will be determined for the Borrower as if the Partnerships were the Borrower.

                              ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES


     The Borrower hereby represents and warrants to each Lender as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

     Section 4.1. Corporate Organization and Authority. The Borrower is duly organized and existing in good standing under the laws of the State of Maryland; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would reasonably be expected to have a Material Adverse Effect.

     Section 4.2. Subsidiaries. Schedule 4.2 (as updated from time to time pursuant to Section 7.1) hereto identifies each Guarantor, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or equity interests, as the case may be, owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. Except to the extent that would not reasonably be expected to have a Material Adverse Effect, each Subsidiary is duly incorporated or formed and existing in good standing as a corporation, limited partnership, limited liability company or other entity under the laws of the jurisdiction of its incorporation or formation, has all necessary corporate or other power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary. All of the issued and outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and, if such Subsidiary is a corporation, nonassessable except as set forth on Schedule
4.2 hereto. All such shares owned by the Borrower are owned beneficially, and of record, free of any Lien. Each direct Domestic Subsidiary of the Borrower is a Guarantor.

     Section 4.3.     Corporate Authority and Validity of Obligations.
The Borrower has full power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to apply for the issuance of the Letters of Credit, and to perform all of its obligations under the Loan Documents to which it is a party. Each Guarantor has full power and authority to enter into this Agreement as a signatory hereto or pursuant to a Subsidiary Guarantee Agreement and to perform all of its obligations hereunder. Each Credit Document to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower in accordance with its terms.

Each Credit Document to which a Guarantor is a party has been duly authorized, executed and delivered by such Guarantor and constitutes valid and binding obligations of such Guarantor in accordance with its terms. No Credit Document to which the Borrower is a party, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or (individually or in the aggregate) any material Contractual Obligation of or binding upon the Borrower or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower. No Credit Document to which a Guarantor is a party, nor the performance or observance by such Guarantor of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of such Guarantor or (individually or in the aggregate) any material Contractual Obligation of or binding upon such Guarantor or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of such Guarantor.

     Section 4.4. Financial Statements. All financial statements heretofore delivered to the Lenders showing historical performance of either the Borrower or the Partnerships for each of the Borrower's or Partnerships' fiscal years ending on or before December 31, 1997, as the case may be, have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Partnerships and their Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Partnerships and their Subsidiaries had, as of the date of the relevant financial statements no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 4.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Lenders. The unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1998, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the six (6) months then ended (including periods prior to the acquisition of the Partnerships by the Borrower), heretofore furnished to the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.6
hereof.   Since June 30, 1998, there has been no material adverse change in the business, operations, Property or financial or other condition, or business prospects, of the Borrower and its Subsidiaries on a consolidated basis.

     Section 4.5. No Litigation; No Labor Controversies. (a) There is no litigation or governmental proceeding pending, or to the knowledge of the Borrower or any Guarantor threatened, against the Borrower or any Subsidiary which, if adversely determined, would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

     (b) There are no labor controversies pending or, to the best knowledge of the Borrower or any Guarantor, threatened against the Borrower or any Subsidiary which would reasonably be expected (insofar as the Borrower may reasonably foresee) to have a Material Adverse Effect.

     Section 4.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns, and all other tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower and its Subsidiaries on a consolidated basis taken as a whole. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate.

     Section 4.7. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party except for such approvals and consents which have been obtained and are in full force and effect.

     Section 4.8. ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     Section 4.9. Government Regulation. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or to the extent a Subsidiary is an "investment company," it is properly registered with the SEC.

     Section 4.10. Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("margin stock" to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The Borrower will not use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

     Section 4.11. Licenses and Authorizations; Compliance with Environmental and Health Laws. (a) The Borrower and each of its
Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated, except to the extent the failure to have such licenses, permits or authorizations would not reasonably be expected to have a Material Adverse Effect.

     (b) To the best of the Borrower's and each Guarantor's knowledge, the business and operations of the Borrower and each Subsidiary comply in all respects with all applicable Environmental and Health Laws, except where the failure to so comply would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

     (c) Neither the Borrower nor any Subsidiary has given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding with respect to a matter which would reasonably be expected to have a Material Adverse Effect claiming that: (i) the Borrower or any Subsidiary has violated, or is about to violate, any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, of Hazardous Materials from the Borrower's or any Subsidiary's Property, facilities, equipment or vehicles;
(iii) the Borrower or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Borrower's or any Subsidiary's property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Materials.

     Section 4.12. Ownership of Property; Liens. The Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property owned or leased by it, and good title to or valid leasehold interests in all its other Property. None of the Borrower's real property is subject to any Lien or Capitalized Lease Obligation except as permitted in Section 6.9, and none of the Borrower's or any Restricted Subsidiary's other Property is subject to any Lien, except as permitted in Section 6.9.

     Section 4.13. No Burdensome Restrictions; Compliance with Agreements. Neither the Borrower nor any Subsidiary is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default would reasonably be expected to have a Material Adverse Effect.

     Section 4.14. Accuracy of Information. No information, exhibit or report furnished by the Borrower to any Lender or the Administrative Agent in connection with a Loan or the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state any fact necessary to make the statements contained therein not misleading.

     Section 4.15. Year 2000. The Borrower has made an assessment of the Year 2000 Issues. Based on such assessment the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.

                               ARTICLE V

                         CONDITIONS PRECEDENT


     The obligation of each Lender to advance, continue, or convert any Loan, shall be subject to the following conditions precedent:

     Section 5.1. Effectiveness. This Agreement shall become effective upon satisfaction of the following conditions precedent:

           (a) This Agreement shall have been executed and delivered by the Borrower, Guarantors, Lenders and Administrative Agent;

           (b) The Administrative Agent shall have received for each Lender the favorable written opinion of Hagan & Associates, counsel to the Borrower and Guarantors substantially in the form of Exhibit C hereto;

           (c) The Administrative Agent shall have received for each Lender copies of (i) the Certificate of Incorporation, together with all amendments, and a certificate of good standing, for the Borrower, both certified as of a date not earlier than 20 days prior to the date hereof by the appropriate governmental officer of the Borrower's jurisdiction of incorporation and (ii) the Borrower's bylaws and any amendments thereto, certified in each instance by its secretary or an assistant secretary;

           (d) The Administrative Agent shall have received copies of the partnership agreements of each Guarantor that is a partnership, certified by a general partner or other duly authorized officer thereof to be a true, correct and complete copy thereof;

           (e) The Administrative Agent shall have received copies of the Certificate of Incorporation and bylaws of each Guarantor that is a corporation, certified in each instance by its secretary or an assistant secretary;

           (f) The Administrative Agent shall have received copies, certified by the secretary or assistant secretary of each Guarantor that is a corporation, and of each corporate general partner in the case of each Guarantor that is a partnership having a corporation as its general partner, of its board of directors' resolutions authorizing the execution of the Loan Documents;

           (g) The Administrative Agent shall have received certificates, executed by a general partner of each Guarantor that is a partnership, and by the secretary or assistant secretary of each Guarantor that is a corporation, and of each corporate general partner in the case of each Guarantor that is a partnership having a corporation as its general partner, which shall identify by name and title and bear the signature of the partners or officers authorized to sign the Loan Documents;

           (h) The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 1.11 payable to the order of each such requesting Lender;

           (i) The Administrative Agent shall have received for each Lender a list of the Borrower's Authorized Representatives;

           (j) Written money transfer instructions, in substantially the form of Exhibit F, addressed to the Agent and signed by an Authorized Representative, together with such other related money transfer authorizations as the Agent may have reasonably requested;

           (k) The Administrative Agent shall have received for each Lender a non-refundable closing fee in the amounts as agreed between the Administrative Agent and the Borrower; and

           (l) All legal matters incident to the execution and delivery of the Loan Documents shall be satisfactory to the Lenders.

     Section 5.2. Initial Advance. The Lenders shall not be required to make the initial Advance unless on the applicable borrowing date:

           (i)   There exists no default or Unmatured Default;

           (ii)  The representations and warranties contained in
Article IV are true and correct as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

           (iii) The Compass Acquisition shall occur simultaneously with or immediately following the initial Advance;

           (iv) The Administrative Agent shall have received the notice required by Section 1.1(b); and

           (v) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

     The borrowing notice with respect to the initial Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Section 5.2(i) and (ii) have been satisfied.

                              ARTICLE VI

                               COVENANTS


     The Borrower covenants and agrees that, so long as any Obligation is outstanding hereunder, or any Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Lenders:

     Section 6.1. Corporate Existence; Subsidiaries. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain its existence, subject to the provisions of Section 6.12 hereof. As a condition to establishing or acquiring any direct Domestic Subsidiary the Borrower shall (i) cause such Domestic Subsidiary to execute a Subsidiary Guarantee Agreement, (ii) cause such Domestic Subsidiary to deliver documentation similar to that described in Section 5.1(a) through
(c) relating to the authorization for, execution and delivery of, and validity of such Domestic Subsidiary's obligations as a Guarantor hereunder and under the Subsidiary Guarantee Agreement in form and substance satisfactory to the Required Lenders and (iii) deliver an updated
Schedule 4.2 to reflect the direct Domestic Subsidiary.

     Section 6.2. Maintenance. The Borrower will maintain, preserve and keep its Property, necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this
Section 6.2 shall prevent the Borrower or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance would not reasonably be expected to have a Material Adverse Effect.

     Section 6.3. Taxes. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, assessments, and governmental charges or levies upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower.

     Section 6.4. ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Administrative Agent of
(i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries' intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the

Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Administrative Agent will promptly distribute to each Lender any notice it receives from the Borrower pursuant to this Section 6.4.

     Section 6.5. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance with good and responsible insurance companies, covering insurable Property owned by it with respect to such risks as is consistent with sound business practice. The Borrower will upon request of any Lender furnish to such Lender a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 6.5.

     Section 6.6. Financial Reports and Other Information. (a) The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Lenders and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request; and without any request, the Borrower will furnish each of the following to each Lender:

                 (i) within 45 days after the end of each of the first three quarterly fiscal periods of the Borrower, a copy of the Borrower's Form 10-Q Report filed with the SEC;

                 (ii) within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower's Form 10-K Report filed with the SEC, prepared by the Borrower and containing or including as an exhibit thereto the Borrower's financial statements for such fiscal year as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants' unqualified opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                 (iii) within the period provided in subsection (ii) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Default with respect to Sections 6.11, 6.15, 6.16 and 6.17, or, if such accountants have obtained knowledge of any such Default or Default, they shall disclose in such statement the nature and period of the existence thereof;

                 (iv) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Borrower sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements the Borrower files with the SEC or any successor thereto, or with any national securities exchanges; and

                 (v)  within 30 days of the beginning of each
fiscal year of the Borrower an operating budget for the Borrower and its Subsidiaries for such fiscal year of the Borrower.

     (b) Each financial statement furnished to the Lenders pursuant to subsection (i) or (ii) of this Section 6.6 shall be accompanied by a Compliance Certificate in the form of Exhibit B hereto signed by the Borrower's chief financial officer, treasurer or controller showing the Borrower's compliance with the covenants set forth in Sections 6.14(k), 6.15, 6.16 and 6.17 hereof.

     (c) The Borrower will promptly (and in any event within three Business Days after any of the President, chief executive officer, chief financial officer, chief operating officer, treasurer, assistant treasurer, or controller of the Borrower has knowledge thereof) give notice to the Administrative Agent:

           (i) of the occurrence of any Change of Control, Unmatured Default or Default;

           (ii) of any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for a default or event of default which is not reasonably expected to have a Material Adverse Effect;

           (iii) of the occurrence of an event or condition which would reasonably be expected to result in a Material Adverse Effect; and

           (iv) of any litigation or governmental proceeding of the type described in Section 4.5 hereof.

     Section 6.7. Lender Inspection Rights. Upon reasonable notice from any Lender, the Borrower will permit such Lender (and such Persons as any Lender may designate) during normal business hours and under the Borrower's guidance, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and employees.

     Section 6.8. Conduct of Business. Neither the Borrower nor any Subsidiary will engage in any line of business if, as a result, the general nature of the business of the Borrower and its Subsidiaries taken as a whole would be substantially changed from that conducted on the date hereof.

     Section 6.9. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Restricted Subsidiary; provided, however, that this Section 6.9 shall not apply to nor operate to prevent:

           (a) Liens arising by operation of law in connection with worker's compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

           (b) mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) securing obligations not due or, if due, being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

           (c) Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

           (d) Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $1,000,000 at any one time outstanding;

           (e) Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary of the Borrower;

           (f)   Liens existing on the date hereof and listed on Schedule
6.9 hereto;

           (g) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (f), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced; and

           (h) Liens on property (not constituting Investments) of the Borrower or any of its Subsidiaries created solely for the purpose of securing Indebtedness permitted by Section 6.19(g) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property; and

           (i) Liens not otherwise permitted under this Section 6.9 on Property (other than (i) shares of stock in any Wholly-Owned Subsidiary and (ii) receivables, inventory and similar working capital assets) securing Indebtedness that, when combined with Capitalized Lease Obligations permitted under Section 6.11, is in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

     Section 6.10. Use of Proceeds; Regulation U. The proceeds of each Advance will be used by the Borrower and its Subsidiaries solely to finance the Compass Acquisition including the payment of any reasonable fees and expenses incidental thereto. Notwithstanding that a portion of the Compass Acquisition relating to the Compass Australian Common Shares (as defined in the Compass Purchase Agreement) may not close on the date the initial Advance is created, the Borrower may borrow the full amount available hereunder; provided that (i) on the date of the initial Advance the Borrower repays $8,000,000 of indebtedness outstanding under the Multicurrency Credit Agreement with the proceeds of the initial Advance and
(ii) if the acquisition of the Compass Australian Common Shares does not occur on or prior to November 15, 1998 the Borrower shall prepay the Advances in an aggregate principal amount of $8,000,000 on November 15, 1998. The Borrower will not use any part of the proceeds of any of the Advances directly or indirectly to purchase or carry any margin stock (as defined in Section 4.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     Section 6.11. Sales and Leasebacks. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by the Borrower or any Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor, except to the extent the aggregate principal amount of Capitalized Lease Obligations under such leases plus the outstanding principal amount of Indebtedness secured by Liens permitted by Section 6.9(i) (and not separately permitted by other provisions of Section 6.9) does not exceed $5,000,000 at any time outstanding;

     Section 6.12.    Mergers, Consolidations and Sales of Assets.
(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) consolidate with or be a party to a merger with any other Person or (ii) sell, lease or otherwise dispose of all or a "substantial part" of the consolidated assets of the Borrower and its Restricted Subsidiaries; provided, however, that:

           (1) any Restricted Subsidiary of the Borrower may merge or consolidate with or into or sell, lease or otherwise convey its assets to the Borrower or any Restricted Subsidiary of which the Borrower directly or indirectly holds at least the same percentage equity ownership or is entitled through ownership of interests, contractually or otherwise, to at least the same economic interest; provided that in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

           (2) The Borrower and its Subsidiaries may dissolve or liquidate any Restricted Subsidiary of the Borrower or of such Subsidiary so long as all the assets of such dissolved or liquidated Restricted Subsidiary are concurrently transferred to the Borrower or any Restricted Subsidiary of which the Borrower directly or indirectly holds at least the same percentage equity ownership or is entitled through ownership of interests, contractually or otherwise, to at least the same economic interest; provided that if any Guarantor is dissolved or liquidated all of such Guarantor's assets shall be concurrently transferred to the Borrower or another Guarantor;

           (3) The Borrower or any Restricted Subsidiary of the Borrower may consolidate or merge with any other Person if the Borrower or such Restricted Subsidiary or, in the case of such a transaction involving the Borrower, the Borrower is the surviving or continuing corporation and at the time of such consolidation or merger, and after giving effect thereto, no Default or Default shall have occurred and be continuing;

           (4) The Borrower and its Subsidiaries may sell or otherwise dispose of any asset which, in the reasonable judgment of such Person, have become obsolete or worn out; and

           (5) The Borrower and its Subsidiaries may in a fair market value transaction, sell or otherwise dispose of any direct or indirect Investment in real estate or real estate related assets, including notes and other securities.

As used in this Section 6.12(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a "substantial part" of the consolidated assets of the Borrower and its Restricted Subsidiaries if the net book value of such assets, when added to the net book value of all other assets (not including dispositions of stock in Subsidiaries permitted under Section 6.12(b) hereof) sold, leased, transferred or disposed of by the Borrower and its Restricted Subsidiaries during such fiscal year (other than inventory in the ordinary course of business) exceeds 5% of the total assets of the Borrower and its

Restricted Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

     (b) Except with respect to the syndication or other disposition of Subsidiaries or interests in Subsidiaries through which direct or indirect Investments in real estate or real estate related assets, including notes and other securities, are made, the Borrower will not sell, transfer or otherwise dispose of, or permit any Restricted Subsidiary to issue, sell, transfer or otherwise dispose of, any shares of stock of any class (including as "stock" for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of any Subsidiary, except to the Borrower or any Restricted Subsidiary of which the Borrower directly or indirectly holds at least the same percentage equity ownership or is entitled through ownership of interests, contractually or otherwise, to at least the same economic interest and except for the purpose of qualifying directors.

     Section 6.13. Use of Property and Facilities; Environmental and Health and Safety Laws. (a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary of the Borrower to the extent noncompliance would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower will not, and will not permit any Person to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Borrower or any of its Subsidiaries if such disposal would reasonably be expected to have a Material Adverse Effect.

     (b) The Borrower will promptly provide the Lenders with copies of any notice or other instrument of the type described in Section 4.11(c) hereof, and in no event later than five (5) Business Days after the President, chief executive officer, chief financial officer, chief operating officer, treasurer, assistant treasurer or controller of the Borrower receives such notice or instrument.

     Section 6.14. Investments, Acquisitions, Loans, Advances and Guaranties. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person (other than the Borrower or a Subsidiary of the Borrower), or acquire all or any substantial part of the assets or business of any other Person (other than the Borrower or a Subsidiary of the Borrower) or division thereof, or be or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person (other than the Borrower or a Subsidiary of the Borrower), or otherwise agree to provide funds for payment of the obligations of another (other than the Borrower or a Subsidiary of the Borrower), or supply funds thereto or invest therein or otherwise assure a creditor of another (other than the Borrower or a Subsidiary of the Borrower) against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another (other than the Borrower or a Subsidiary of the Borrower) (cumulatively, all of the foregoing, being "Investments"); provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

           (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America provided that any such obligation matures within one year from the date it is acquired by the Borrower or Subsidiary;

           (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. or A-1 by Standard & Poor's Corporation maturing within one year of its date of issuance;

           (c) demand deposit accounts maintained in the ordinary course of business;

           (d) investments in certificates of deposit issued by and time deposits with any commercial bank (whether domestic or foreign) having capital and surplus of not less than $50,000,000 maturing within one year from the date of issuance thereof or in banker's acceptances endorsed by any Lender or other such commercial bank and maturing within six months of the date of acceptance;

           (e) investments in certificates of deposit issued by and time deposits with any commercial bank (whether domestic or foreign) having capital and surplus in excess of $10,000,000 but less than $50,000,000, which deposits shall not exceed $500,000 in the aggregate;

           (f) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

           (g) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;

           (h) endorsements of negotiable instruments for collection in the ordinary course of business;

           (i) loans and advances to employees and relocation companies in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding;

           (j) Investments in existence on November 25, 1997 and described on Schedule 7.14 hereof;

           (k) Acquisitions or Investments in a line of business related to that of the Borrower and its Subsidiaries and Investments directly and indirectly through Subsidiaries and other Persons in real estate and real estate related assets, including notes and other securities, provided that
(i) no Unmatured Default or Default exists or would exist after giving effect to such Acquisition or Investment, (ii) in the case of an Acquisition, the Board of Directors or other governing body or the holders of 100% of the equity interests of such Person whose Property, or Voting Stock or other interests in which, are being so acquired has approved the terms of such Acquisition, (iii) in the case of Investments not constituting Acquisitions, such Investment together with all other Investments not constituting Acquisitions permitted under this subsection
(k) since November 25, 1997 reduced by the amount of proceeds of the disposition of all or any part of any such Investments does not exceed $70,000,000 in aggregate purchase price and if the aggregate purchase price for any single Investment by the Borrower or any Subsidiary exceeds $15,000,000 the Borrower shall have received the prior written consent of the Required Lenders;

     In determining the amount of Investments permitted under this
Section 6.14, Investments shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and Investments in the form of loans and advances shall be taken at the principal amount thereof then remaining unpaid, and Investments in the form of guarantees (including liabilities as a general partner) shall be taken at the lesser of (i) amount of obligations guaranteed and (ii) the fair market value of all the assets of such guarantor or general partner.
A change in the form of an Investment (e.g. from an interest as a limited partner to making a direct loan to such limited partnership or a change in the form of an entity from a limited partnership to a corporation) shall not be regarded as a further Investment except to the extent the Borrower or any of its Subsidiaries invests any further money.

     Section 6.15. Consolidated Net Worth. The Borrower will as of the last day of each calendar quarter maintain a Consolidated Net Worth of not less than the Minimum Required Amount. For purposes of this section, the "Minimum Required Amount" shall mean $100,000,000 and shall increase
(i) on the date of the issuance of capital securities (other than in connection with the Borrower's Stock Compensation Program, Employee Stock Purchase Plan, Stock Award and Incentive Plan and any similar programs or plans) by the Borrower by an amount equal to 100% of the proceeds of any such issuance net of any costs of issuance and (ii) as of January 1, 1999 and as of each January 1 thereafter, by an amount equal to 50% of the cumulative positive Consolidated Net Income earned in the fiscal year completed on the December 31 immediately preceding the relevant January 1 (but without subtraction for any negative Consolidated Net Income for any such fiscal year).

     Section 6.16. Funded Debt to EBITDA. (a) The Borrower will as of the last day of each calendar quarter maintain the ratio of Total Funded Debt as of such day to EBITDA for the four calendar quarters then ended at not more than 3.75 to 1.00.

     (b) The Borrower will not on the last day of more than four (4) consecutive calendar quarters commencing with the first full calendar quarter ending after the date of the initial Advance hereunder permit the ratio of Total Funded Debt as of the last day of a calendar quarter to EBITDA for the four calendar quarters then ended to be greater than 3.00 to 1.00.

     Section 6.17. Fixed Charge Coverage Ratio. The Borrower will as of the last day of each calendar quarter maintain a Fixed Charge Coverage Ratio of not less than 1.75 to 1.00.

     Section 6.18. Dividends and Other Shareholder Distributions. The Borrower shall only declare or pay dividends or make a distribution (other than dividends and distributions payable solely in its capital stock) of any kind (including by redemption or purchase other than purchases of outstanding capital stock in connection with the Borrower's Stock Compensation Program, Employee Stock Purchase Plan, Stock Award and Incentive Plan and any similar programs or plans) on its outstanding capital stock, if no Unmatured Default or Default exists prior to or would result after giving effect to such action.

     Section 6.19. Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, have outstanding at any time any Indebtedness other than:

           (a) The Obligations of the Borrower and Guarantors owing to the Lenders and Administrative Agent hereunder;

           (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower and any other Subsidiary;

           (c) Capitalized Lease Obligations in an aggregate principal amount outstanding not to exceed $5,000,000 on any date of determination;

           (d)   Subordinated Indebtedness;

           (e) Investments (as defined in Section 6.14) permitted pursuant to Section 6.14 in the form of Indebtedness;

           (f) Guaranties by the Borrower and its Subsidiaries of obligations of the Borrower and its Subsidiaries which obligations are not prohibited under this Agreement;

           (g) Indebtedness of the Borrower under the Multicurrency Credit Agreement; and

           (h) Indebtedness not otherwise permitted by this Section 6.19 of not more than $20,000,000 in aggregate principal amount outstanding on any date of determination for the Borrower and its Restricted Subsidiaries.

     Section 6.20. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement (where "material" means material for the Borrower and its Subsidiaries taken as a whole) with any Affiliate of such Person (other than the Borrower or any of its Subsidiaries), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than could be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

     Section 6.21. Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Article VI, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower or such Subsidiary, as the case may be, or (y) the failure to comply therewith is not reasonably expected to have, in the aggregate, a Material Adverse Effect.

     Section 6.22. Additional Guarantors. (a) If on the last day of any calendar quarter the total assets (not including investments in Subsidiaries) of the non-Guarantor Subsidiaries of the Borrower, which are Restricted Subsidiaries and which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under
Section 6.14(j) or Section 6.14(k), equal or exceed 25% of the total consolidated assets of the Borrower and its Restricted Subsidiaries which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 6.14(j) or
Section 6.14(k), then the Borrower will, within 15 Business Days of the date on which the balance sheet for such date is required to be delivered pursuant to Section 6.6(i) or Section 6.6(ii), cause an additional Subsidiary or additional Subsidiaries to become a Guarantor or Guarantors hereunder such that the total assets (not including investments in Subsidiaries) of the non-Guarantor Subsidiaries of the Borrower, which are Restricted Subsidiaries and which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under
Section 6.14(j) or Section 6.14(k), are less than 25% of the total consolidated assets of the Borrower and its Restricted Subsidiaries which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 6.14(j) or
Section 6.14(k). To the extent any Subsidiary becomes a Guarantor as a result of the requirements of this Section 6.22 and the Guaranty of such Subsidiary could be released such that on the last day of two successive calendar quarters the total assets (not including investments in Subsidiaries) of the non-Guarantor Subsidiaries of the Borrower (including the Subsidiary requested to be released from its Guaranty), which are Restricted Subsidiaries and which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under
Section 6.14(j) or Section 6.14(k),
would be less than 25% of the total consolidated assets of the Borrower and its Restricted Subsidiaries which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under
Section 6.14(j) or Section 6.14(k), then upon request of the Borrower the Guaranty of such Subsidiary shall, provided that no Default or Default is continuing, be immediately released, and the Administrative Agent is hereby authorized to execute all appropriate documents on behalf of the Lenders to document the release of such Subsidiary from its Guaranty.

           (b) To the extent this Section 6.22 would require that a Foreign Subsidiary be added as a Guarantor, in lieu of having such Subsidiary provide a Guaranty pursuant to Section 11, the Borrower may elect to provide, and to cause its Subsidiaries to provide, the Administrative Agent with a security interest in 65% of the issued and outstanding capital stock owned by Borrower and its Subsidiaries of such Foreign Subsidiary pursuant to a security agreement in form and substance reasonably acceptable to the Administrative Agent. Each Foreign Subsidiary with respect to which a security interest is granted pursuant to this
Section 6.22(b) shall be regarded as a Guarantor for purposes of this
Section 6.22. To the extent a security interest in the stock of any Foreign Subsidiary is provided pursuant to this Section 6.22(b) and such security interest could be released such that on the last day of two successive calendar quarters the total assets (not including investments in Subsidiaries) of the non-Guarantor Subsidiaries of the Borrower (including the Subsidiary the stock of which is requested to be released from the security interest), which are Restricted Subsidiaries and which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 6.14(j) or Section 6.14(k), would be less than 25% of the total consolidated assets of the Borrower and its Restricted Subsidiaries which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under
Section 6.14(j) or Section 6.14(k), then upon request of the Borrower such security interest shall, provided that no Default or Default is continuing, be immediately released, and the Administrative Agent is hereby authorized to execute all appropriate documents on behalf of the Lenders to document the release of such security interest.

     Section 6.23. Year 2000 Assessment. The Borrower shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Subsidiaries) are able to effectively process dates, including dates before, on and after January 1, 2000, without experiencing any problems that would reasonably be expected to have a Material Adverse Effect. At the request of any Lender, the Borrower will provide the Lenders with written assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Lenders as to the capability of the Borrower and its Subsidiaries to conduct its and their businesses and operations before, on and after January 1, 2000, without experiencing any problems which would reasonably be expected to have a Material Adverse Effect.

                              ARTICLE VII

                         DEFAULTS AND REMEDIES


     Section 7.1. Defaults. Any one or more of the following shall constitute an Default:

           (a) default (x) in the payment when due of the principal amount of any Loan or (y) for a period of three (3) days in the payment when due of interest or of any other Obligation;

           (b) default by the Borrower or any Subsidiary in the observance or performance of any covenant set forth in the first sentence of Section 6.1, Section 6.6(c), 6.9 through 6.12, or 6.14 through 6.18 hereof;

           (c) default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Borrower by the Administrative Agent (acting at the request of any Lender);

           (d) (i) failure to pay when due Indebtedness in an aggregate principal amount of $1,000,000 or more of the Borrower or any Subsidiary or
(ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount of $1,000,000 or more is outstanding and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;

           (e) any representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary, or in connection with any Credit Document, shall be untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

           (f) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors,
(iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail within the time allowed therefor to file an answer or other pleading denying the material allegations of any such proceeding filed against it,
(vi) take any corporate action (such as the passage by the Borrower's board of directors of a resolution) in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(g) hereof;

           (g) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in
Section 7.1(f)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

           (h)   the Borrower or any Subsidiary shall fail within thirty
(30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $2,500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

           (i) the Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $200,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $200,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any Subsidiary or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce
Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

           (j) the Borrower or any Subsidiary, or any Person acting on behalf of the Borrower or a Subsidiary, or any governmental authority challenges the validity of any Credit Document or the Borrower's or a Subsidiary's obligations thereunder or any Credit Document ceases to be in full force and effect; or

           (k)   a Change of Control shall have occurred.

     Section 7.2. Non-Bankruptcy Defaults. When any Default other than those described in subsections (f) or (g) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and

(b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Advances and all other amounts due under the Loan Documents to be forthwith due and payable and thereupon all outstanding Advances, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

     Section 7.3. Bankruptcy Defaults. When any Default described in subsections (f) or (g) of Section 7.1 hereof has occurred and is continuing, then all outstanding Advances shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, and the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

     Section 7.4. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

     Section 7.5. Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys' fees and court costs, in connection with any Unmatured Default or Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents.



                             ARTICLE VIII

                          GENERAL PROVISIONS


     Section 8.1.     Amendments.  Subject to the provisions of this
Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

           (i) Forgive all or any portion of the principal amount of any Loan or reduce the rate or extend the time of payment of interest thereon.

           (ii) Reduce the percentage specified in the definition of Required Lenders.

           (iii) Extend the Maturity Date (except as provided in
Section 1.17), or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement, or reduce the fee provided for in Section 1.17.

           (iv)  Amend this Section 8.1.

           (v) Release any Guarantor of any Advance (except as otherwise provided herein).

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 10.13 without obtaining the consent of any other party to this Agreement.

     Section 8.2. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

     Section 8.3. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     Section 8.4. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     Section 8.5. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     Section 8.6. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letter described in
Section 10.13.

     Section 8.7.     Several Obligations; Benefits of this Agreement.
The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).

The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 8.8, 8.12 and 9.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

     Section 8.8. Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time First Chicago may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by First Chicago from information furnished to it by or on behalf of the Borrower, after First Chicago has exercised its rights of inspection pursuant to this Agreement.

     (ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking
indemnification.   The obligations of the Borrower under this Section 8.8
shall survive the termination of this Agreement.

     Section 8.9. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     Section 8.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     Section 8.11. Non-liability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     Section 8.12. Confidentiality. Each Lender agrees to keep confidential any confidential information provided to it by or on behalf of the Borrower pursuant to or in connection with this Agreement; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender or any Affiliate of the Administrative Agent or any Lender, (ii) to any participant or assignee or prospective participant or assignee so long as such participant or assignee or prospective participant or assignee agrees in writing to the requirement that such information be kept confidential in the manner contemplated by this Section 8.12, (iii) to its employees involved in the administration of this Agreement, directors, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iv) in response to the request or demand of any governmental authority, (v) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any law, regulation or legal process provided, however, that such Lender, to the extent legally permitted to do so, will use its best efforts to notify the Borrower prior to any disclosure of information contemplated by this subparagraph (v), (vi) which has been publicly disclosed other than in breach of this Agreement, (vii) to a Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties or
(viii) in connection with the exercise of any remedy hereunder or under any Loan Document.

     Section 8.13. Non-reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

     Section 8.14. Limitation of Liability. In addition to, and not in limitation of, any limitation on liability provided by law or by any contract, agreement, instrument or document, the liability of each Guarantor that is a partnership shall be limited to the assets of such Guarantor, and no present or future partner of any such Guarantor shall have any personal liability under this Agreement, except if such partner is itself a Guarantor or the Borrower.



                              ARTICLE IX

                               THE AGENT

     Section 9.1. Appointment; Nature of Relationship. The First National Bank of Chicago is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article IX. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of
Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     Section 9.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

     Section 9.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     Section 9.4.     No Responsibility for Loans, Recitals, etc.
Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default;
(e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

     Section 9.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     Section 9.6.     Employment of Administrative Agents and Counsel.
The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

     Section 9.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

     Section 9.8. Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to
Section 2.5(vii) shall, notwithstanding the provisions of this Section 9.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 9.8 shall survive payment of the Obligations and termination of this Agreement.

     Section 9.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

     Section 9.10.    Rights as a Lender.  In the event the
Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     Section 9.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     Section 9.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, with the approval of the Borrower (not to be unreasonably withheld), on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.
Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.
Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article IX shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 9.12, then the term "Corporate Base Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

     Section 9.13. Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to that certain letter agreement dated August 28, 1998, or as otherwise agreed from time to time.

     Section 9.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VIII and IX.

     Section 9.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the security agreement(s) and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the security agreement(s).

     Section 9.16. Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 9.1, all of the Lenders) in writing.

     Section 9.17. Arranger, Documentation Agent, Syndication Agent, etc. Neither the Arranger, Documentation Agent nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders or the Arranger shall have or be deemed to have a fiduciary relationship with any Lender or the Arranger. Each Lender hereby makes the same acknowledgments with respect to such

Lenders and the Arrangers as it makes with respect to the Administrative Agent in Section 9.11.



                               ARTICLE X

                            THE GUARANTEES


     Section 10.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and each other holder of an Obligation, the due and punctual payment of all present and future indebtedness of the Borrower evidenced by or arising out of the Loan Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Borrower punctually to pay any indebtedness or other Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Borrower.

     Section 10.2. Guarantee Unconditional. The obligations of each Guarantor as a guarantor under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

           (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or of any other Guarantor under this Agreement or any other Credit Document or by operation of law or otherwise;

           (b) any modification or amendment of or supplement to this Agreement or any other Credit Document;

           (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other Guarantor contained in any Credit Document;

           (d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

           (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other Guarantor or any other Person or Property;

           (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, regardless of what obligations of the Borrower remain unpaid;

           (g) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of this Agreement or of any other Credit Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Note or any other amount payable by it under the Loan Documents; or

           (h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Article X.

     Section 10.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this
Section 11 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or of a Guarantor, or otherwise, each Guarantor's obligations under this Article X with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

     Section 10.4. Waivers. (a) General. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower, another Guarantor or any other Person.

     (b) Subrogation and Contribution. Unless and until the Obligations have been fully paid and satisfied and the Commitments have terminated, each Guarantor hereby irrevocably waives any claim or other right it may now or hereafter acquire against the Borrower or any other Guarantor that arises from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article X or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Administrative Agent, any Lender or any other holder of an Obligation against the Borrower or any other Guarantor whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the

Borrower or any other Guarantor directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other right.

     Section 10.5. Limit on Recovery. Notwithstanding any other provision hereof, the right to recovery of the holders of the Obligations against each Guarantor under this Section 10 shall not exceed $1.00 less than the amount which would render such Guarantor's obligations under this
Section 10 void or voidable under applicable law, including without limitation fraudulent conveyance law.

     Section 10.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Credit Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.



                              ARTICLE XI

                       SETOFF, RATABLE PAYMENTS


     Section 11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     Section 11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 2.1, 2.2, 2.4 or 2.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                              ARTICLE XI

           BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


     Section 12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

     Section 12.2.    Participations.

     12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

     12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Maturity Date, postpones any date fixed for any regularly scheduled payment of principal of, or interest on, any such Loan or Commitment, releases any Guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

     12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     Section 12.3.    Assignments.

     12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed.
Each such assignment shall (unless it is to a Lender or an Affiliate thereof or each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or
(ii) the remaining amount of the assigning Lender's Loans (calculated as at the date of such assignment).

     12.3.2. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit E (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $3,000 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     12.4. Dissemination of Information. Subject to Section 8.12, the Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 8.12 of this Agreement.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of
Section 2.5(iv).


                             ARTICLE XIII

                                NOTICES

     Section 13.1. Notices. Except as otherwise specified herein, all notices under the Loan Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt.

Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof, and to the Borrower and the Guarantors to:


                                  LaSalle Partners Incorporated
                                  200 East Randolph Street
                                  Chicago, Illinois  60601
                                  Attention:  Brian P. Hake
                                  Telecopy:  (312) 228-0980
                                  Telephone:  (312) 228-2522

with a copy of notices of Defaults
  and Unmatured Defaults to:      Hagan & Associates
                                  200 East Randolph Street
                                  Chicago, Illinois  60601
                                  Attention:  Robert K. Hagan
                                  and Fritz E. Freidinger
                                  Telecopy:  (312) 228-2050
                                  Telephone:  (312) 228-0982

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 13.1 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender,
(ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this
Section 13.1 or on the signature pages hereof; provided that any notice given pursuant to Article I hereof shall be effective only upon receipt.

     Section 13.2.    Change of Address.  The Borrower, the
Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.



                              ARTICLE XIV

                             COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.


                              ARTICLE XV

     CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     Section 15.01. Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws (and not the laws of conflicts) of the State of Illinois, but giving effect to Federal laws applicable to National Banks.

     Section 15.02.   Submission to Jurisdiction; Waiver of Jury Trial.
The Borrower and each Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT, AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                            LASALLE PARTNERS INCORPORATED

                            By    /s/ BRIAN P. HAKE
                                  Its Vice President and Treasurer


                            LASALLE PARTNERS CO-INVESTMENT, INC.,
                            as Guarantor

                            By    /s/ BRIAN P. HAKE
                                  Its Vice President and Treasurer


                            LP International, a limited Liability
                            Company, as Guarantor

                            By    /s/ BRIAN P. HAKE
                                  Its Vice President and Treasurer


                            LASALLE PARTNERS INTERNATIONAL, INC.,
                            as Guarantor

                            By    /s/ BRIAN P. HAKE
                                  Its Vice President and Treasurer


                            LASALLE ADVISORS CAPITAL MANAGEMENT, INC., as Guarantor

                            By    /s/ BRIAN P. HAKE
                                  Its Vice President and Treasurer

                            LASALLE PARTNERS MANAGEMENT SERVICES, INC., as Guarantor

                            By    /s/ BRIAN P. HAKE
                                  Its Vice President and Treasurer


                            LASALLE PARTNERS CORPORATE & FINANCIAL
                            SERVICES, INC., as Guarantor

                            By    /s/ BRIAN P. HAKE
                                  Its Vice President and Treasurer


                            LASALLE HOTEL ADVISORS, INC., as Guarantor

                            By    /s/ BRIAN P. HAKE
                                  Its Vice President and Treasurer

Accepted and Agreed to as of the day and year last above written.

Commitment:  $35,000,000          THE FIRST NATIONAL BANK OF CHICAGO,
                                  in its individual capacity as a
                                  Lender and as Administrative Agent

                                  By   [EXECUTED SIGNATURE]
                                       Its Corporate Banking Officer

                                  One First National Plaza, Suite 0151
                                  Chicago, Illinois 60670
                                  Attn:  Lynn Braun

                                  Telecopy:  (312) 732-1117
                                  Telephone:  (312) 732-3827

Commitment:  $35,000,000          HARRIS TRUST AND SAVINGS BANK,
                                    individually and as
                                    Documentation Agent

                                  By   [EXECUTED SIGNATURE]
                                       Its Vice President


                                  111 West Monroe Street
                                  Chicago, Illinois 60690
                                  Attn:  Scott Geik

                                  Telecopy:  (312) 293-4856
                                  Telephone: (312) 461-2801

Commitment:  $35,000,000          THE CHASE MANHATTAN BANK,
                                  individually and as
                                  Syndication Agent


                                  By   [EXECUTED SIGNATURE]
                                       Its Vice President

                                  380 Madison Avenue, 11th Floor
                                  New York, New York 10017
                                  Attn:  Charles E. Hoegland

                                  Telecopy:  (212) 622-3580
                                  Telephone:  (212) 622-3369

Commitment:  $25,000,000          BANK OF AMERICA NATIONAL TRUST
                                  SAVINGS ASSOCIATION


                                  By   [EXECUTED SIGNATURE]
                                       Its Senior Vice President

                                  231 South LaSalle Street, 6th Floor
                                  Chicago, Illinois  60697
                                  Attn:  Christine Tierney

                                  Telecopy:  (312) 828-1974
                                  Telephone:  (312) 828-6316

Commitment:  $15,000,000          LASALLE NATIONAL BANK

                                  By   [EXECUTED SIGNATURE]
                                       Its First Vice President

                                  135 South LaSalle Street, Suite 214
                                  Chicago, Illinois  60603
                                  Attn:  James Turner

                                  Telecopy:  (312) 904-6021
                                  Telephone:  (312) 904-7103

Commitment:  $15,000,000          THE NORTHERN TRUST COMPANY

                                  By   [EXECUTED SIGNATURE]
                                       Its Vice President


                                  50 South LaSalle Street - B-2
                                  Chicago, Illinois  60675
                                  Attn:  Joseph Yacullo

                                  Telecopy:  (312) 444-7028
                                  Telephone:  (312) 444-3751

Commitment:  $15,000,000          STAR BANK N.A.


                                  By   [EXECUTED SIGNATURE]
                                       Its Vice President

                                  425 Walnut Street, 8th Floor
                                  Cincinnati, Ohio  45202
                                  Attn:  Thomas D. Gibbons

                                  Telecopy:  (513) 632-2068
                                  Telephone:  (513) 632-2013